Exhibit 10.34

Aug 7, 2014
Shawn Tomasello
Dear Shawn,
On behalf of the Company's Board of Directors, I am pleased to make you an offer to join the Company as its Chief Commercial Officer. The purpose of this letter agreement (the "Agreement") is to set forth the terms of your proposed employment with the Company, including compensation and benefits.
1.Employment and Duties.
A.The Company will employ you as Chief Commercial Officer beginning on Aug 18th, 2014 and you will accordingly make yourself available on a full-time basis to assume that position on or before such date. In that position, you will report directly to Bob Duggan, Chairman and Chief Executive Officer, and Maky Zanganeh, Chief Operating Officer.
B.You will perform the duties inherent in your position in good faith and to the best of your ability and will render all services which may be reasonably required of you in such position. While you are employed with the Company, you will devote your full time and effort to the business and affairs of the Company. Your principal place of operations will be at the Company's offices located in Sunnyvale, California.
2. Compensation.
A.Your initial base salary will be at the rate of $700,000 per year. Your base salary will be subject to adjustment by the Company's Board of Directors on an annual basis.
B.You shall be eligible for an annual target bonus of 60% of your base salary based upon your performance, as determined by the Company's Board of Directors (or the Compensation Committee), in its sole discretion. Any such bonus shall be paid at the time such bonuses are ordinarily paid to executives of the Company.
C.Your base salary will be paid at periodic intervals in accordance with the Company's payroll practices for salaried employees.
D.The Company will deduct and withhold, from the base salary and bonuses payable to you hereunder, any and all applicable Federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.
3. Restricted Stock Units. Subject to approval of the Compensation Committee of the Company's Board of Directors, as soon as you join Pharmacyclics, you will be granted 62,500 Restricted Stock Units (RSU's) pursuant to the terms of the Company's 2014 Equity Incentive Award Plan (the "2014 Incentive Plan"). 12,500 RSU's will vest 3 months after the start date; thereafter 16,666 RSU's will vest on the one year anniversary of the grant date; 16,667 RSU's will vest on the two year anniversary of the grant date; and 16,667 RSU's will vest on the three year anniversary of the grant date.
4. Employee Stock Options. Subject to approval of the Compensation Committee of the Company's Board of Directors, as soon as possible after you join Pharmacyclics, you will be granted an option to purchase 100,000 shares of Pharmacyclics Common Stock. The option grant will have an exercise price per share equal to 100% of the fair market value of one share of Pharmacyclics' Common Stock at close of the market on the grant date and will have a maximum term of 10 years, subject to earlier termination upon your cessation of employment with the Company. The option grant vests as follows: 25% of such grant will vest on the one year anniversary of the grant date, thereafter 25% will vest on the second anniversary of the grant date; 25% will vest on the third anniversary of the grant date; and the final 25% will vest on the fourth anniversary of the grant date. All such respective tranches will vest as long you are providing services to the Company on such respective dates. All vesting under your option will cease upon your termination of employment. The remaining terms and conditions of your option will be in accordance with the standard provisions for stock option grants under the Company's 2014 Equity Incentive Award Plan.
5. Expense Reimbursement. You will be entitled to reimbursement from the Company for all customary, ordinary and necessary business expenses incurred by you in the performance of your duties hereunder, provided you furnish the Company with vouchers, receipts and other details of such expenses within thirty (30) days after they are incurred.
6. Corporate Accommodation. Your Primary residence will be in Florida. In connection with your employment with the Company, you will be eligible for following:
A. Corporate Accommodation for housing in/ around Sunnyvale; and
B. Movement of household goods and one car from New Jersey residence to the Bay area.
Please be advised that your relocation items may be considered taxable income. Pharmacyclics will gross up to cover the tax liability, if any.
7. Fringe Benefits. You will be eligible to participate in any group life insurance plan, group medical and/or dental insurance plan, accidental death and dismemberment plan, short-term disability program and other employee benefit plans, including the Section 401(k) plan and the Employee Stock Purchase Plan, which are made available to executive officers of the Company and for which you otherwise qualify.
8. Vacation. You will accrue paid vacation benefits in accordance with Company policy in effect for executive officers.
9. Restrictive Covenants.
A. During the period of your employment you will devote your full working time and effort to the performance of your duties; and except as approved by the Chairman & CEO, you will not directly or indirectly, whether for your own account or as an employee, consultant or advisor, provide services to any business enterprise other than the Company.
However, you will have the right to perform such incidental services as are necessary in connection with (a) your private passive investments, (b) your charitable or community activities, and (c) your participation in trade or professional organizations, but only to the extent such incidental services do not interfere with the performance of your services.
B. During your employment with the Company and for a period of twelve (12) months thereafter, you shall not, directly or indirectly, on your own behalf or on behalf of any person, firm or corporation, or in any capacity whatsoever, solicit or accept business from any customers or prospective customers of the Company or encourage such customer or prospective customer to terminate or reduce its relationship with the Company and you shall not directly or indirectly hire, solicit or attempt to hire or solicit any employee of, or consultant to the Company, which employee or consultant had been rendering services to the Company at any time within the twelve (12) month period immediately preceding their hire date by you or your subsequent employer, or encourage such employee to terminate his or her employment with the Company.
10. Proprietary Information. Upon the commencement of your employment, you will sign and deliver to the Company the standard-form Proprietary Information and Inventions Agreement required of all key employees of the Company.
11. Termination of Employment.
A. Your employment pursuant to this agreement will be entirely at will.

B. The Company may terminate your employment under this Agreement at any time for any reason, with or without Cause (as defined below), by providing you with at least fourteen (14) days prior written notice. However, such notice requirement will not apply to the termination of your employment for Cause pursuant to subparagraph D below.
C. You may terminate your employment under this Agreement at any time for any reason upon fourteen (14) days prior written notice to the Company.
D. The Company may at any time, upon written notice, terminate your employment hereunder for Cause. Such termination will be effective immediately upon such notice.
For purposes of this Agreement, your employment with the Company will be deemed to have been involuntarily terminated for Cause if your services are terminated by the Company for one or more of the following reasons:

(i)
acts of fraud or embezzlement or other intentional misconduct which adversely affects the Company's business, or you plead "guilty" or "no contest" to or indicted for or convicted of a felony under federal or state law or a crime under federal or state law, or

(ii)	failure to correct any material deficiency in the performance of your services as Chief Commercial Officer within thirty (30) days after written notification of such deficiency from the Board, or

(iii)	misappropriation or unauthorized disclosure or use of the Company's proprietary information.
12. Change in Control.
Upon the occurrence of a Change in Control, as defined below, the RSU's granted pursuant to Section 3 of this Agreement, and the options granted pursuant to Section 4 of this Agreement (together the "Equity Grants"), to the extent such grant was not previously terminated, shall become vested and exercisable. "Change in Control" shall be deemed to have occurred if (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the shareowners of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or (2) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareowners of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.
13. Separation Clause.
In the event your employment is terminated on or prior to your fourth anniversary of employment, either (i) by the Company not for Cause (as defined in Section 11(D) above) or (ii) by you by reason of Disability (as defined in the 2014 Incentive Plan), then, provided you execute a general release of the Company, its subsidiaries and affiliates in a form that is acceptable to the Company, the Equity Grants shall continue to vest pursuant to their terms through your fourth anniversary of employment, and thereafter, must be exercised pursuant to the terms of the 2014 Incentive Plan.

14. Governing Law. To the extent not preempted by federal law, and any and all disputes in connection therewith, shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without regard to conflict or choice of law principles which might otherwise refer the construction, interpretation or enforceability of this Agreement to the substantive law of another jurisdiction.
15. Venue. You and the Company irrevocably submit to the exclusive and sole jurisdiction and venue of the state or federal courts of California with respect to any and all disputes arising out of or relating to this Agreement. To achieve certainty regarding the appropriate forum in which to prosecute and defend actions arising out of or relating to this Agreement, and to ensure consistency in application and interpretation of the governing law to this Agreement, the parties agree that (a) sole and exclusive appropriate venue for any such action shall be an appropriate federal or state court in California, and no other, (b) all claims with respect to any such action shall be heard and determined exclusively in such California court, and no other, (cl such California court shall have sole and exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating hereto and (d) that the parties waive any and all objections and defenses to bringing any such action before such California court, including but not limited to those relating to lack of personal jurisdiction, improper venue or forum non conveniens.
By accepting the Company's offer of employment, you represent that your acceptance of the offer does not, and will not cause you to violate any current contract or commitment, and it is a condition of your employment that there are no constraints on your ability to fully perform the duties of the position offered. This Agreement comprises the entire description of your compensation, and fully supersedes any and all prior discussions, documents, promises, agreements, letters, and memoranda regarding this subject matter.
Please note this offer is contingent upon your providing proof to the Company (as required by Federal law) of your legal right to work in the United States within the first three days of work.
Please indicate your acceptance of the foregoing provisions of this Agreement by signing the enclosed copy of this Agreement and returning it to the Company.
Very truly yours,
PHARMACYCLICS, INC.

By    /s/ Manmeet Soni
Manmeet Soni
Chief Financial Officer and Treasurer

ACCEPTED BY AND AGREED TO
Signature:    /s/ Shawn Tomasello        Dated:    8/18/2014

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